1 Investor Presentation April 2016 Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333 - 208718 April 18, 2016

2 Forward - looking statements This presentation contains certain statements that may be deemed to be “forward - looking statements” within the meaning of applicable federal securities laws. In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could ,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable termino log y, although not all forward - looking statements contain these words. All statements, other than statements of historical facts, that address activities, events, or developments that Cancer Prevention Pharmaceuticals, Inc. (the “Company,” “CPP,” “us,” “we,” or “our”) expects, projects, believes or anticipates will or may occur in the future, including, without limitation, the expecte d s afety and efficacy of our product candidates, our ongoing and planned development of drugs, the projected milestones, our ongoing and planned preclinical and clinical studies and trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals, market size, the strength and breadth of our intellectual property, general industry condition s and opportunities and other such similar matters, are forward - looking statements. By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although the Company believes that its expectations stated in this presentation are based on reasonable assumptions, actual results may differ materially from those projected in the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of our Registration Statement on Form S - 1 (Registration No. 333 - 208718) initially filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2015 as subsequently amended to date (our “Registration Statement”). In addition, even if our results of operations, financial condition and liquidity, and the develop men t of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward - looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation, except as required by law. You should read carefully our “Special Note Regarding Forward - Looking Statements” and the factors described in the “Risk Factors” sections of our Registration Statement to better understand the risks and uncertainties inherent in our business.

3 Free writing prospectus statement This presentation highlights basic information about us . Because it is a summary, it does not contain all of the information that you should consider . We have filed our Registration Statement (including a preliminary prospectus) with the SEC . The Registration Statement has not yet become effective . You should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . The preliminary prospectus, dated April 18 , 2016 , is available on the SEC website at http : //www . sec . gov . Alternatively, we or Aegis Capital Corp . will arrange to send you the prospectus if you contact Aegis Capital Corp . , Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY 10019 , telephone : 212 - 813 - 1010 , e - mail : prospectus@aegiscap . com .

4 ▪ SHARES OFFERED 1,923,076 Shares (100% Primary) ▪ PRICE RANGE $12.00 - $14.00 per Share ▪ EXCHANGE / TICKER NYSE MKT / CPP ▪ OVER - ALLOTMENT 15% or 288,462 Shares (100% Primary) ▪ USE OF PROCEEDS To fund the completion of our Phase 3 clinical trial of CPP - 1X/sul for FAP and additional studies necessary for filing a NDA with the FDA, to support our efforts developing other indications for CPP - 1X/sul, to advance any additional product candidates that we select, and to expand our internal research and development capabilities to explore new product candidates. Other general corporate purposes . ▪ SOLE BOOK RUNNER Aegis Capital Corp . Offering Summary

An innovative approach to fight colon cancer by preventing it from (re)occurring

FAP	Colon Cancer Survivors	High-risk Polyp Formers
A genetic disease caused by APC mutations where colon polyps develop early in life Nearly 100% of patients will develop colon cancer if the polyps are left untreated	**>65-80% of common colon cancers driven by same genetic mutation as FAP** Prevent colon cancer recurrence; colon adenoma therapy "CAT"	**Have common genetic mutation to FAP** and high-risk of developing colon cancer Prevent polyps and colon cancer from forming
FAP (orphan disease) **30 K in US** **50 K in EU**	**Colon cancer survivors** **600 K in US** **1 MM in EU**	**High-risk polyp formers** **3 MM in US** **5 MM in EU**
$300-800 MM	**$1B+ market potential**	
Phase 3 / FAP-310	**Phase 3 "PACES" Trial Colon Cancer Risk Reduction**	**Phase 2/3 "Meyskens" Trial Completed & Published**

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6 FAP is a lifelong continuum of disease and intervention Before surgery duodenum colon rectum Colectomy: colon removal Surgically removed segment of colon Removal of: rectum, surgical pouch, high - risk polyps Duodenectomy: duodenum removal FAP requires increasingly severe surgical interventions including: FAP causes extreme polyposis in the colon, rectum, duodenum requiring surgery

7 Opportunity to target one pathway to prevent multiple cancers Mutations in Adenomatous Polyposis Coli (APC gene) drive polyposis and are implicated in FAP and in >65 - 80% of sporadic colon polyps and in other cancers, including neuroblastoma. ODC APC MYC Other Regulatory Genes Polyamines Increased ODC and polyamines drive uncontrolled cell growth and polyposis Clinical progression of colon cancer Normal Adenomas (High - Risk Polyps) Colon Cancer

CPP-1X/sul reduces polyamines via dual mechanism of action

CPP-1X

CPP-1X* decreases polyamine synthesis by blocking **Ornithine Decarboxylase (ODC1)**



H_2N
HO
O
F
F
NH_2

↓ ODC

↓ Polyamine Synthesis

CPP-1X/sul

Reduces Polyamines & Polyps

Sulindac

Sulindac increases polyamine catabolism and export by up-regulating transport genes (**PPARγ** and **SAT**)



↑PPARγ

↑SAT

↑ Polyamine Elimination

*CPP-1X has never been approved in oral form, is not on the market in any systemic dosage form, and is not available in any generic form.

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9 ▪ No statistically significant serious adverse events in Phase 2/3 “Meyskens” trial with 375 patients and three years of daily dosing of CPP - 1X/sul ▪ Sulindac (sul) approved for arthritis and used extensively for many years ▪ CPP - 1X/sul contains only ½ the dose approved for other indications ▪ CPP - 1X (eflornithine) used in many previous NCI - funded trials ▪ Subclinical ototoxicity (hearing loss) only for specific genetic subgroup, which may be a useful genetic screening tool to predict those most likely to respond to the drug and to have minimal side effects ▪ CPP is using much lower doses than these previous trials ▪ Molecular diagnostic and clinical criteria strategies to manage low frequency toxicities in the future CPP - 1X/sul combination has extensive clinical experience and minimal toxicities

10 FAP preclinical data shows rationale for combination therapy Combo therapy of CPP - 1X and sulindac shows best results in FAP animal model High Grade Adenomas per Mouse CPP - 1X / sul 0 2 4 6 8 10 12 Ignatenko NA, et al. Nutr Cancer 2008, 60 Suppl 1:30 - 5. Comparison of treatments in APCMin/+ mouse model of FAP CPP - 1X 0.5% Celecoxib 500ppm CPP - 1X 2.0% Sulindac 167ppm CPP - 1X 2.0% + Celecoxib CPP - 1X 2.0% + Sulindac Control

11 Phase 2/3 Meyskens trial in high - risk polyp formers Primary: polyp occurrence Phase 2/3 “Meyskens” Trial Prospective, randomized, placebo - controlled trial (1:1 randomization) Three years of daily treatment Endpoints CPP - 1X (500 mg) Placebo + Sulindac (150 mg) Completed Trial 375 patients participated (patients at high risk of polyp formation and recurrence) ▪ UC Irvine, investigator - sponsored trial ▪ Dr. Meyskens is Associate Chair of SWOG Meyskens , et al. CAPR 2008, 1:32 - 28.

12 High - risk polyp formers are a key target market for CPP Marked Reduction of Polyps (Adenomas) with CPP - 1X/sul Daily Treatment Meyskens , et al. CAPR 2008, 1:32 - 28. Phase 2/3 Meyskens trial efficacy results Placebo CPP - 1X/sul Total Adenoma % of patients with metachronous (occurring at different times) adenomatous polyps 0 10 20 30 40 50 41.1% 12.3% 70% reduction p<0.001 No statistically significant serious adverse events (SAEs) Study stopped early for reaching efficacy endpoints High - risk polyp formers have common genetic mutation with FAP

13 High - risk polyp formers are a key target market for CPP Marked Reduction of Polyps (Adenomas) with CPP - 1X/sul Daily Treatment Meyskens , et al. CAPR 2008, 1:32 - 28. Phase 2/3 Meyskens trial efficacy results Placebo CPP - 1X/sul Total Adenoma % of patients with metachronous (occurring at different times) adenomatous polyps 0 10 20 30 40 50 41.1% 12.3% 70% reduction p<0.001 8.5% 0.7% Advanced Adenoma 0.7% 13.2% 92% reduction 95% reduction Multiple Adenoma High - risk subgroups from the study population p<0.001 p<0.001

14 FAP Phase 2 proof - of - principle study Primary: counting polyps in designated areas of the bowel Secondary (A): changes in polyp burden (number and size) via still image assessment in small defined area of bowel *Secondary (B): changes in global polyp burden (number and size) by multiple expert reviews of video from four segments of colon and rectum Phase 2 “GUT” Trial in FAP Randomized equally to one of two treatment groups (1:1 randomization) Six months of daily treatment Endpoints CPP - 1X (750 mg) NSAID (celecoxib) + NSAID (celecoxib) Completed Trial 112 patients participated Evaluable data for 68 Positive trends in all endpoints Global video assessment showed statistically significant regression in secondary endpoint* Secondary endpoints stronger indicators of potential clinical benefit than primary endpoint ▪ MD Anderson Cancer Center ▪ Investigator - sponsored trial Lynch PM, et al. Gut 2015 doi: 10.1136.

Positive trends in all endpoints of FAP Phase 2 trial support CPP's current FAP Phase 3 trial

CPP-1X + celecoxib (CXB) combination had greater effect than celecoxib alone in regression of polyps and decreased polyp size.

Endpoint	FAP Phase 2 Trial Results for Evaluable Patients
Primary: counting polyps in small defined area of bowel	*Mean % change in adenoma count* over the short-term 6-month trial was: ▪ CXB alone: +10.0% **(worsening)** ▪ CPP-1X+CXB: −8.0% **(improvement)** p=0.46
Secondary: changes in polyp burden (number and size)	*Still image assessment in defined areas; mean % change in adenoma burden* ▪ CXB alone: −23% (improvement) ▪ CPP-1X+CXB: −41% (improvement), p=0.08 **Video assessment of *entire colon and rectum*; % change in *global* polyp burden** ▪ **CXB alone: −36% (improvement)** ▪ **CPP-1X+CXB: −93% (improvement), p=0.01**

- ✓ Positive data trends in polyp counting, polyp burden, and video-based global assessment (only six months of treatment)
- ✓ Secondary endpoint of video assessment was statistically significant and strong indicator of potential "clinical benefit"
- ✓ Secondary endpoint of video assessment more "real world" (i.e., used to make decisions regarding surgery and other "FAP related events" which are the basis of Phase 3 trial endpoints required by FDA)

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Lynch PM, et al. Gut 2015 doi: 10.1136.

16 ▪ Significant regression and prevention of polyposis from combination of CPP - 1X/NSAID in: ▪ Animal studies ▪ FAP Phase 2 “GUT” trial ▪ Phase 2/3 Meyskens trial ▪ CPP - 1X/sul has shown minimal toxicity ▪ No statistically significant SAEs over three - year dosing in Meyskens trial ▪ These studies support two distinct Phase 3 programs of CPP - 1X/sul in: ▪ FAP - 310 Phase 3 Trial: Prevention of disease progression in FAP patients ▪ PACES Phase 3 Trial (Colon Adenoma Therapy, “CAT”): Prevention of relapse in colon cancer patients in remission Summary of completed clinical and preclinical studies

17 FAP - related events include surgeries, disease progression, endoscopic procedures, pathology score increases Colectomy: colon removal Removal of: rectum, surgical pouch, high - risk polyps Duodenectomy: progression to cancer Phase 3 trial: can CPP - 1X/ sul delay time to FAP - related events? Hundreds of polyps develop in adolescence; progress to cancer by age 40 Retained rectum/neo - rectum progressive polyposis Duodenum progressive polyposis -- 90% of all FAP patients will have duodenal disease

18 CPP FAP - 310 Phase 3 pivotal trial design “Time to FAP - related event” (e.g., colectomy, duodenectomy, etc.) over 24 months at any disease site per patient Includes interim analysis 150 patients Randomized equally to one of three treatment groups (1:1:1 randomization) Two years of daily treatment Endpoint CPP - 1X (750 mg) CPP - 1X (750 mg) Placebo + + + Sulindac (150 mg) Placebo Sulindac (150 mg) Trial status: Fully enrolled -- target enrollment achieved and randomized as of March 2016 ▪ US & Canadian Sites (15) ▪ MD Anderson Cancer Center ▪ Cleveland Clinic ▪ Mayo Clinic ▪ Dana Farber Cancer Institute ▪ University of Utah ▪ University of Michigan ▪ Washington University ▪ Mt. Sinai Hospital, Toronto ▪ University of Pennsylvania ▪ UC San Diego ▪ Cleveland Clinic, Florida ▪ Vanderbilt University ▪ University of Wisconsin ▪ University of Washington ▪ Emory University ▪ European Sites (6) ▪ Academic Medical Center, The Netherlands ▪ Institut de Malalties Digestives, Spain ▪ Institute of Genetic Medicine, UK ▪ University of Bonn, Germany ▪ University of Manchester, UK ▪ University of Leuven, BE

19 Projected key news items for 2016 FAP Phase 3 trial Timing News Item 2Q 2016 Patient enrollment completed 2H 2016 Interim futility analysis 2H 2016 Co - formulated CPP - 1X/sul bioequivalency results

20 Colon cancer prevention trial: colon adenoma therapy (CAT) Prevention of colon cancer recurrence or high - risk adenoma PACES Phase 3 Trial in Colon Cancer Survivors Randomized equally to one of four treatment groups (1:1:1:1 randomization) Three years of daily treatment Endpoint CPP - 1X (500 mg) CPP - 1X (500 mg) Placebo Placebo + + + + Sulindac (150 mg) Placebo Sulindac (150 mg) Placebo Trial target: 1,340 patients Trial is initiated, enrollment expected to ramp up in 2016 Large network of SWOG clinical sites throughout US Colon adenoma therapy Prevention of high - risk adenomas and the recurrence of colon cancer Prior colon cancer and/or prior high - risk sporadic adenomas ▪ NCI - funded ▪ SWOG - managed ▪ CPP exclusive rights to data for regulatory and commercial uses

21 Indications Product Vision Clinical Trials Neuroblastoma ▪ CPP - 1X oral ▪ Preventing relapse in neuroblastoma children (in remission) ▪ Treating refractory and/or relapsing children with high - risk neuroblastoma ▪ CPP company - sponsored registration trial planned; to be discussed with FDA ▪ Investigator - initiated trials ongoing: ▪ Phase 1/2 trials at NMTRC; single agent CPP - 1X ▪ Phase 1 trial with NANT evaluating combination with NSAIDs ▪ Both studies financially supported by nonprofits ▪ Animal studies at multiple centers Gastric Cancer ▪ CPP - 1X oral ▪ Prevent progression of gastric cancer pre - conditions ▪ Recent NCI funding of Phase 2a study in collaboration with Vanderbilt University ▪ Defining registration pathways ▪ Expected in 2H 2016 Early - onsite Type 1 Diabetes ▪ CPP - 1X oral ▪ Prevent progression of type 1 diabetes ▪ Phase 1 with Indiana University funded by JDRF Expansion opportunities at the clinical stage

22 ▪ Orphan drug designation: ▪ Granted in US and EU for FAP and neuroblastoma ▪ Granted in US for gastric cancer ▪ Pursuing orphan drug designation for early - onset type 1 diabetes ▪ Method of Use patents ▪ New theranostic patents filed will afford protection to 2029 ▪ Worldwide filings; initial cases issued in 2013 ▪ Co - formulation patent filed 4Q 2015 ▪ ‘845 patent in US: “CPP - 1X/sul combination chemotherapy” ▪ Exclusive contract manufacturing supply agreement for CPP - 1X with Sanofi for oncology and cancer prevention Intellectual property summary and orphan disease strategy

23 ▪ $10 million investment in CPP ▪ $5 million upfront convertible note + $5.0 million equity investment in IPO ▪ Option to exclusive license to specific CPP - 1X/sul product ▪ Option fee of up to $7.5 million, payable in two tranches ▪ Upon exercise to exclusive license, aggregate of $190 million in license fees and sales/development milestone payments ▪ CPP receives 50% of adjusted net profits from the sale of products under the exclusive license ▪ $11 million license and development fees to date, with potential additional milestone payments in excess of $100 million ▪ Royalties ranging from mid - single digits to low double digit percentages of annual net sales ▪ Zeria responsible for all Japanese development costs Partnerships Sucampo, a global pharmaceutical company: Collaboration Agreement Zeria/Tillotts, a Japanese/Swiss pharma: Territorial License Agreement

24 ▪ Principal Stakeholders ▪ Sucampo - $5 million invested, $3 million license option fee. Additional $5 million to be invested in IPO. ▪ Zeria/Tillotts - $11 million in license fee and milestone payments. ▪ Translational Accelerator fund - $3 million invested. (Fund led by former ILEX Oncology founders.) Financial summary *pro forma, including conversion of notes and preferred warrants at mid - point of IPO price range. Cap Table (fully - diluted)* Shares (millions) Common 5.5 Options 0.8 Warrants 0.2 Total 6.5

25 Management Team and Board of Directors Management Team ▪ Jeff Jacob, CEO – former CEO Systems Medicine, founder Critical Path Institute, Sr. VP RCT Master’s degree in technology and policy from MIT; engineering degrees from MIT and University of Arizona ▪ Chris Richied, CFO – former CEO EnzyMed, CFO/COO AmpliMed, Castle Group MBA from Harvard Business School; MS in management information systems from the University of Arizona ▪ Al Cohen, MD, CMO – former Head of colorectal surgery at Sloan Kettering, Mass General MD from Johns Hopkins University School of Medicine ▪ Kathy Grenier, VP of Clinical Operations – former Becton - Dickinson, Somnus, AmpliMed Master’s degree in public administration/health services administration from the University of San Francisco ▪ Beth Bruckheimer, PhD, VP of Drug Development – former AZ/Medimmune, ChampionsBio PhD in biomedical sciences from the University of Texas Graduate School, MD Anderson Cancer Center ▪ Pat Shannon, PhD, Head CMC – former OSI, ILEX, Triton, DuPont PhD in organic chemistry from MIT Board of Directors ▪ Jeff Jacob – Chair & CEO ▪ Dan Donovan – founder & CEO Clear Pharma; founder & President Envision Pharma (acq. by UBC), SVP UBC, former Director and European Team Leader for cardiovascular portfolio at Pfizer ▪ Gene Gerner, PhD – CPP founder/CSO, former Head of NCI SPORE at University of Arizona ▪ Richard Love – founding CEO of ILEX Oncology and Triton Biosciences, founder TRAC fund ▪ Jon Saxe – former President PDL BioPharma, former CEO Synergen (acq. by Amgen), multiple biotech public company boards, former Head Patents and VP Licensing & Corp Dev of Roche

26 CPP’s pipeline *eflornithine plus sulindac combination tablet **eflornithine tablets and high dose powder sachet 1 Company - sponsored Phase 3 clinical trial (preclinical, Phase 1 and Phase 2 clinical trials sponsored by third parties) 2 Investigator - sponsored 3 Company - sponsored preclinical and Phase 1 Clinical Trial 4 Pursuing orphan drug designation

27 Cancer Prevention Pharmaceuticals, Inc. www.canprevent.com Jeff Jacob, CEO Chris Richied, CFO